Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[**]") in this exhibit.

FINAL EXECUTION VERSION

SUB-JOBBER AGREEMENT

(Branded and Unbranded Motor Fuel)

SUB-JOBBER AGREEMENT, dated as of May 21, 2019 (this "Agreement"), between Circle K Stores Inc., a Texas corporation ("Seller"), and Lehigh Gas Wholesale LLC, a Delaware limited liability company ("Purchaser").

RECITALS:

A.Seller and Purchaser's parent company, CrossAmerica Partners LP, a Delaware limited partnership ("CrossAmerica"), are parties to the Asset Exchange Agreement, dated as of December 17, 2018 (as amended from time to time, the "Exchange Agreement"), pursuant to which, among other things, Seller has agreed to assign to CrossAmerica certain convenience stores and related assets owned by Seller (referred to herein as the "Stations") at a series of separate Closings (as defined in the Exchange Agreement) over a period of approximately two years.  It is a condition to the first Closing that Seller and Purchaser shall have entered into this Agreement.

B.Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, branded and unbranded motor fuels for resale to the motoring public at the Stations, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, the parties hereto hereby agree as follows:

1.Sale and Purchase of Products.

(a)After each Closing with respect to a Station and during the Term (as defined in Section 2 below), Seller shall sell and deliver to Purchaser, and Purchaser shall purchase, receive and pay for, branded and unbranded motor fuels ("Products") for ultimate resale at such Station of the kinds and grades and under the terms and conditions specifically set forth in Commodity Schedule(s) annexed hereto and made a part hereof, and upon the other terms and conditions set forth in this Agreement.  Branded Products shall be sold under the trademarks, service marks, trade names, brand names, trade dress, logos, color patterns, color schemes, design schemes, insignia, image standards or other brand identifications (the "Proprietary Marks") set forth in Commodity Schedule applicable to such Station.  Each of Seller's suppliers of branded Products under the Proprietary Marks (and their respective successors and assigns) is referred to herein as a "Supplier".  Seller shall have the right at its sole discretion at any time during the Term of this Agreement to (i) change, alter, amend or eliminate any of the trade names, trademarks or brands of Products covered by this Agreement, (ii) change or alter the quality, grade, or specifications of any Products covered by this Agreement or (iii) discontinue the availability of any such Products, in each case to the extent required by any Supplier.

(b)Each Commodity Schedule shall be in substantially the form attached hereto as Exhibit A.  Commodity Schedules covering all of the Stations acquired by Purchaser at the first Closing, are affixed hereto.  Upon each subsequent Closing, this Agreement shall be amended by agreement of Seller and Purchaser to add additional Commodity Schedules covering all of the Stations acquired by Purchaser at such Closing.  Seller and Purchaser may also amend this Agreement from time to time by adding other or additional schedules, substituting revised schedules or by deleting one or more items or provisions from any Commodity Schedule.  Additional and revised schedules shall be so marked and initialed by an authorized representative of Seller and by Purchaser and shall be affixed to and become a part of this Agreement from and after the date appearing on such additional or revised schedule(s).  Deletions shall be by notice given as provided herein and effective when accepted.

2.Duration/Term.

This Agreement shall be for a term beginning on the date hereof and expiring at 5:00 P.M., Eastern time, on the fifth anniversary of the date of this Agreement (the "Term"); provided, that this Agreement may be terminated prior to the expiration of the Term as provided for herein.  Seller shall have the right to grant temporary extensions of this Agreement of up to 180 days per extension.  Any such extension shall not be considered a renewal of this Agreement.

3.Quantity.

Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the Stations' requirements for the Products covered by this Agreement; provided, however, that (a) Purchaser shall not be required to purchase any minimum or maximum quantity of Products, (b) during any period for which the amount of any Products that Seller is required to sell to Purchaser is prescribed by law, or becomes subject to an allocation by Supplier, the quantity of such Products covered by this Agreement shall be the quantity so prescribed or allocated and (c) in the event of any complete suspension of this Agreement, Purchaser shall be permitted to purchase Products from another source other than Seller during such period of suspension.

4.Price.

(a)The prices of the Products covered by this Agreement with respect to each Station shall be as stated in the applicable Commodity Schedule.  As set forth on Exhibit A hereto, the intent of the parties is that the prices of Products to be set forth on the applicable Commodity Schedules will be [**].  In the event of a change of the Supplier to a Station pursuant to Section 13(b) hereof, or in the event of any de-branding of a Station to an unbranded Station, the applicable Commodity Schedule will be amended to reflect the change and the prices of Products to be set forth on the amended Commodity Schedule will be the same as the prices then being paid by other Stations supplied with Product of the same Supplier from the same delivery point; provided, that if there are no other Stations then being supplied by the same Supplier from the same delivery point, the prices of Products to be set forth on the amended Commodity Schedule will be substantially equivalent to the prices then being paid by Seller at the applicable delivery point under Seller's fuel supply agreements with the applicable Supplier that are in place as of that date (established as the relevant branded or unbranded rack price for the applicable terminal, plus or minus a differential to achieve the equivalent cost of Product as described on Exhibit A hereto).

(b)Purchaser shall pay by Electronic Funds Transfer ("EFT") (or other means approved by Seller) for all goods delivered to Purchaser by Seller under the terms of this Agreement.  Except as otherwise set forth in Section 7 hereof at such times when credit has been extended by Seller, payment shall be made at the time of delivery.

(c)Where Seller requires payment via EFT, Purchaser will establish a commercial account with a financial institution that provides EFT services and will authorize Seller to initiate transfers of funds between Purchaser's account and Seller's accounts for payment of all amounts due to Seller under this Agreement. Purchaser shall not use, or permit to be used, said commercial account for personal, family, or household purposes.  Purchaser will provide Seller with all information and authorization necessary to debit and credit Purchaser's account.  Purchaser shall maintain at all times funds in its account sufficient to make payments to Seller at the time of the EFT transaction.  Should any EFT transaction be rejected by Purchaser's financial institution for Purchaser's failure to maintain sufficient funds in Purchaser's account, in addition to any rights Seller may have under this Agreement or the law, Seller may collect a service charge for each occurrence of such rejection, whether or not payment is subsequently paid by Purchaser, and Seller may, at its sole discretion, require that subsequent payments be made by means of cash, certified or cashier's check, money order, or other means satisfactory to Seller upon, or prior to, the delivery of products purchased hereunder.  Purchaser shall indemnify, defend and hold Seller harmless for any losses, costs, or damages arising out of any breach or violation of this subsection (c).

(d)If at any time Seller shall reasonably determine that the financial responsibility of Purchaser has become impaired or unsatisfactory to Seller, or should Purchaser be in arrears in its accounts with Seller (beyond any period of grace set forth herein), Seller may require, as a condition of making further deliveries under this Agreement, payment by Purchaser of all past due accounts and cash payment upon, or prior to, all future deliveries.

5.Price Regulation.

(a)If at any time Seller determines that, due to governmental regulations, it is unable to increase the price of any of the Products deliverable under this Agreement by an amount which is sufficient in Seller's judgment to reflect increases in the cost of such Products to Seller or Seller's Supplier which have occurred since the date of this Agreement or the date of the last increase in the price of such Products whichever is later, Seller, at its option, may terminate this Agreement upon thirty (30) days' written notice to Purchaser, or may suspend this Agreement while such limitation is in effect.

(b)Notwithstanding any other provision of this Agreement, if any state or local law, rule, regulation, or order (i) regulating the price at which any Products to be delivered hereunder may be sold and which makes the price at which Product is being sold to Purchaser  hereunder a violation of such regulation, or (ii) prohibiting Seller to sell Products to Purchaser under the terms of this Agreement, in either case, becomes effective during the Term in any state in which such Products is to be delivered hereunder, Seller shall have the right to terminate this Agreement immediately solely with respect to the Stations in such state that would receive Product in violation of such state or local law, rule, regulation or order.

6.Control of Retail Pricing, Etc.

Purchaser is an independent business with the exclusive right to direct and control its business operations, including the establishment of the prices at which products and merchandise are sold.  Seller reserves no control over the Purchaser's business pursuant to this Agreement.

7.Credit.

Payment for Products shall be made within five (5) days of delivery; provided, that the extension of credit to Purchaser hereunder shall be subject to the terms and conditions of Sections 4(b) and 4(c) and the following:

(a)In the event payment is not made on or before the due date, a late payment charge in an amount established by Seller from time to time, not to exceed the maximum allowed by law, may be imposed for each month (and any part thereof) which elapses from due date to the date payment is received by Seller.  Seller's right to collect a late payment charge does not operate as a waiver against Seller's right of termination of this Agreement or of any other right that Seller may have at law or in equity.

(b)Seller will furnish to Purchaser statements of Purchaser's account upon Purchaser's reasonable request.  Payment of any bills or statements shall not prejudice the right of Purchaser to question the correctness thereof; provided, however, that all bills and statements rendered to Purchaser by Seller during any month shall conclusively be presumed to be true and correct after thirty (30) days following the end of any such month, unless within said thirty (30) day period Purchaser delivers to Seller written exception thereto setting forth the item or items questioned and the basis therefor.  Time is of the essence in complying with this provision.

(c)If there are additional business transactions between Purchaser and Seller, including without limitation those relating to credit sales of products other than those identified herein, promissory notes, or real estate, unless it is clearly indicated in writing by Purchaser as to how payments received by Seller from Purchaser are to be applied, then such payments shall be applied by Seller in the following order or priority:  (i) trade accounts, (ii) promissory notes, then (iii) rentals or other amounts due under any other agreement or transactions.

(d)Seller reserves the right to withdraw such credit, or modify the terms and conditions of such credit, immediately at any time on giving to Purchaser notice thereof if at any time (i) Seller reasonably determines that the financial responsibility of Purchaser has become impaired or unsatisfactory to Seller, or (ii) Purchaser is in arrears in its accounts with Seller beyond any period of grace set forth herein.  If credit is withdrawn, all amounts then due and owing shall become payable, and all future sales by Seller to Purchaser shall be for certified or cashier's check, money order or other means approved by Seller, payable upon, or prior to, delivery of Product purchased hereunder.

(e)Seller shall have the right but not the obligation to offset any indebtedness owed by Seller or its affiliates to Purchaser or its subsidiaries, against any indebtedness owed by Purchaser or its subsidiaries to Seller or its affiliates, whether arising from the sale of goods or products under this Agreement, or from any other business transaction described in subsection (c) above.

(f)In order to secure payment of all Purchaser's present and future indebtedness owed by Purchaser to Seller at any time during the Term of this Agreement, Purchaser hereby grants to Seller a security interest and/or a purchase money security interest in (i) all of Purchaser's inventory of petroleum products purchased from Seller, regardless of when purchased, (ii) all accounts receivable owing to Purchaser with respect to such petroleum products regardless of when or how incurred, and (iii) all proceeds of such inventory and accounts receivable.  Purchaser shall sign all financing statements and renewals as necessary to provide public record of this security interest.  In the event of insolvency of Purchaser, assignment for benefit of creditors, the institution of bankruptcy, insolvency, reorganization, receivership, debt adjustment, or liquidation proceedings, by or against Purchaser, or failure of Purchaser to perform any of the obligations of payment in accordance with the terms of payment established by Seller from time to time, Seller shall have the option without notice or demand upon Purchaser to declare an event of default under the Uniform Commercial Code, and upon any such default, Seller may declare all of Purchaser's indebtedness to Seller immediately due and payable.  Thereafter Seller may proceed to enforce payment and may exercise any and all rights available to it.

(g)Seller reserves the right, in its sole discretion, to require from Purchaser from time to time a security deposit, letter of credit, personal guaranty and/or other forms of security acceptable to Seller to secure Purchaser's obligations under this Agreement or any other contract or agreement between Seller and Purchaser.

8.Credit Cards.

(a)Purchaser acknowledges that Seller is required by the Suppliers to participate in and comply with, and is required to assure that Purchaser and its Dealer-Customers (as hereinafter defined) participate in and comply with, the requirements of the respective Suppliers' credit card programs including the right and obligation to accept credit cards issued or accepted by the Suppliers (and including any fees payable to the Suppliers in connection therewith as specified by the Suppliers from time to time).  Accordingly, during the Term, Purchaser shall, and shall cause each Station to, honor each applicable Supplier's proprietary credit cards and all major credit cards identified in such Supplier's credit card guide (each a "Card Guide") as an authorized card for purchases made at such Stations, provided that such sales are made in accordance with the terms and conditions of the Card Guide. Purchaser specifically acknowledges receipt of a copy of each applicable Supplier's Card Guide and agrees to be bound by all of the terms and conditions thereof, as amended from time to time.  Purchaser shall provide its Dealer-Customers a copy of the applicable Supplier's Card Guide and cause each such Dealer-Customer to be bound in writing to comply in full with all of the applicable guidelines and requirements contained therein.  Purchaser acknowledges that the honoring of the Suppliers' proprietary credit cards and compliance with the terms, conditions, and requirements of the Card Guides by Purchaser and its Dealer-Customers is a material and important part of the consideration for this Agreement.  Seller shall be entitled to receive and retain all incentives, rebates or other financial benefits payable by any Supplier with respect to credit card transactions at the Stations, notwithstanding the provisions of Section 14 below. Purchaser agrees that in no event shall Purchaser or its Dealer-Customers charge a customer for the extension of credit, impose a credit price which is higher than the cash price, or apply a surcharge to any amounts due from any customer making a credit card purchase with any Supplier's proprietary credit cards utilizing any of their Proprietary Marks.

(b)Purchaser understands and acknowledges that the Payment Card Industry Data Security Standard as amended from time to time (the "PCI DSS") contains clearly defined standards setting forth the duties of merchants, like the Purchaser, to secure sensitive cardholder data.  Purchaser shall become informed, and cause its Dealer-Customers to become informed, of the PCI DSS as the PCI DSS pertains to the Purchaser's business and the business of each of the Dealer-Customers at the Dealer-Customer's Station.  Purchaser shall, at all times during the term of this Agreement, (i) comply, and cause each Dealer-Customer to comply, with the PCI DSS; (ii) cause all POS and other related network hardware and software at each Station to be, and remain, PCI DSS certified and compliant; (iii) cause the POS and related hardware and software at each Station to be regularly monitored, tested and/or assessed pursuant to the PCI DSS; and (iv) permit, and cause each Dealer-Customer to permit, Seller and/or Supplier and/or Transaction Card representative to inspect and/or test the POS and other related network hardware and software at each of the Stations. Purchaser shall cause each of its Dealer-Customers to be bound in writing to comply in full with the terms contained in this subsection (b).

(c)Purchaser shall indemnify, defend and hold Seller harmless for any and all losses, fines, penalties, damages, costs or expenses including without limitation attorney's fees, arising out of the Purchaser's or any Dealer-Customer's breach or violation of, or failure to comply with, the PCI DSS or the Card Guides.  The indemnity provision contained in this subsection (c) shall survive termination of this Agreement.

9.Delivery/Title/Risk of Loss.

(a)Products covered by this Agreement will be made available at terminals or other delivery points set forth on the applicable Commodity Schedule(s) or otherwise reasonably approved by the parties or, at the parties' election, may be delivered to a Station by transportation selected by Seller. Purchaser shall strictly comply with all applicable rules and regulations of terminals and facilities at which Purchaser receives motor fuel from Seller.  Except as otherwise provided herein, delivery shall be made in such quantities and at such times as may be reasonably directed by Purchaser, subject to Seller's right to adequate notice in advance of desired delivery date.  Purchaser shall ensure that all trucks, tankers, and lines are (i) clean and ready to receive motor fuel products under the Proprietary Marks purchased pursuant to this Agreement, and (ii) properly maintained, in a good state of repair, and in compliance with terminal rules and instructions and applicable laws and regulation.   Purchaser shall ensure that all Products purchased hereunder is not mixed, blended or adulterated with any other substance or product.  Supplier or Seller may refuse to make delivery into any vehicle that, in the sole judgment of Supplier or Seller, is unsafe or inadequate.

(b)Title and risk of loss of all Products covered by this Agreement shall pass to Purchaser at the time and place of delivery.  Time and place of delivery shall be when and at the point the Products pass connections between the truck rack or pipeline flange and Purchaser's or its agent's receiving connections, transport trucks, tank cars or vessels.  Where Product is delivered by Seller or its agents, time and place of delivery shall be when, at the place where, the unloading of Seller's or Seller's agent's tank wagon or transport truck is completed.

10.Taxes.

The parties hereto agree that any duty, tax, fee or other charge which Seller may be required to collect or pay under any municipal, state, federal or other laws now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the Products covered by this Agreement shall be added to the prices to be paid by Purchaser for Products purchased hereunder.

11.Force Majeure; Failure to Perform.

(a)Any delays in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, terror, rebellion or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; fires, floods, explosions, accidents, or breakdowns; riots; strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named which are not within the control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or provide against.  A party whose performance is affected by any of the causes set forth in this paragraph shall give prompt written notice thereof to the other party.

(b)Seller shall not be required to make up deliveries omitted on account of any of the causes set forth in subsection (a) above.

(c)Nothing in this Section 11 shall excuse Purchaser from making payment when due for deliveries made under the Agreement.

12.Determination of Quantity and Quality.

The quantity and quality of Products sold hereunder shall be for all purposes conclusively deemed to be the quantity and quality set forth in Seller's document of delivery unless within twenty-four (24) hours of delivery Purchaser notifies Seller orally, and delivers to Seller written notice with seventy-two (72) hours, of any claimed shortage in quantity or claimed deviation in quality. Failure of Purchaser to provide notice as set forth herein shall operate as a waiver and release of any and all claims by Purchaser.  Purchaser's written notice, or the absence thereof, shall be conclusive with respect to the fact of and the time and date of notice under this paragraph.  Time is of the essence in complying with this provision.

13.Trademarks.

(a)Purchaser understands and agrees that Seller is not a licensee of any Supplier's brands and may only allow Purchaser's non-exclusive use of the Proprietary Marks owned, controlled, or used by a Supplier subject to prior and continuing permission given by such Supplier. So long as the Supplier grants such permission, Seller grants such permission to Purchaser and Purchaser's dealer-customers who are operating the Stations as set forth on the applicable Commodity Schedules hereto (each a "Dealer-Customer") to use the Proprietary Marks at the Supplier-approved Stations.  Such permission is granted solely to designate the origin of such Products and such Proprietary Marks may be used by Purchaser and by such Dealer-Customers solely at such Stations.  Purchaser acknowledges and agrees that each Supplier may promulgate from time to time standards, policies, guidelines, procedures, programs, requirements, specifications, standards, and instructions (as the case may be, "Image and Operations Guidelines") regarding image, appearance, station operations, promotions, advertising, the size and location of signs, the wearing of uniforms, and other matters related to the sale of motor fuels under the Proprietary Marks.  Purchaser agrees that such Image and Operations Guidelines may be promulgated by any means, including without limitation Seller's and/or the applicable Supplier's marketing website, email or other electronic means.  Irrespective of the means in which such Image and Operations Guidelines are promulgated, Purchaser shall comply fully with the Image and Operations Guidelines as they exist, or may be modified, from time to time, and cause its Dealer-Customers who use the Proprietary Marks at the Stations to do the same.  Failure on the part of Purchaser, the Dealer-Customers, or the Stations to comply fully with the Image and Operations Guidelines shall be grounds for termination of this Agreement (subject to any periods of grace set forth herein). Purchaser shall not sell, or permit the sale of, the petroleum products of others at the Stations under any Proprietary Marks owned, used, or controlled by the applicable Supplier.  Purchaser agrees that each Supplier retains the right, subject to requirements of law, to withdraw the right to use its Proprietary Marks from Seller or Purchaser at any time notwithstanding any request or demand by Seller to the contrary and any such withdrawal shall be without Seller's liability to Purchaser.

(b)Any substitution or other change from one Supplier to a different Supplier to any Station, or any change of an unbranded Station to a branded Station or of a branded Station to an unbranded Station, shall require the prior written consent of Seller (including the approval of Alimentation Couche-Tard Inc’s global fuels group) in its sole discretion.  In the event of any market withdrawal or other event resulting in a Supplier ceasing to supply motor fuel to a geographical region in which a Station is located, Seller shall have the right, with respect to any one or more of such Stations, to substitute the trademarks, brand names, and/or other brand identifications owned, used, or controlled by a petroleum products supplier other than the applicable Supplier for the applicable Supplier's Proprietary Marks.  In the event of such substitution, all references in this Agreement to the Proprietary Marks of the former Supplier shall be deemed to refer to the trademarks, brand names, and/or other brand identifications substituted by Seller hereunder and all references to the "Supplier" shall be deemed to refer to the supplier who owns, uses, or controls said trademarks, brand names and/or other brand identifications substituted by Seller hereunder.  Purchaser shall be solely responsible for all costs incurred in connection with any de-branding or brand conversion at any Station including, without limitation, all required capital expenditures to de-brand or re-brand the Station and any volume penalties or other amounts payable to the outgoing Supplier (including any requirements to reimburse any unamortized balances of any Incentives (as defined in Section 14) previously received with respect to the Station as provided for in Section 14 below).

(c)Upon termination or expiration of this Agreement with respect to any Station, Purchaser shall discontinue the posting, mounting, display or other use of the Proprietary Marks, except only to the extent they appear as labels or identification of products manufactured or sold by Seller and are still in the containers or packages designed or furnished by Seller.  In the event that Purchaser fails to do so to the satisfaction of Seller or the applicable Supplier, subject to applicable law, Seller and the Supplier (i) shall have the right to cause any and all signage, placards, and other displays bearing the Proprietary Marks to be removed from the Stations; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the Proprietary Marks, including entry to the Stations, to do so.  In the event the Seller or the Supplier take any such action hereunder, Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the Proprietary Marks, attorney fees, and other legal costs and expenses.  Under no circumstances will Purchaser display signage bearing the Proprietary Marks at any Station without the prior written approval of Seller.

(d)Purchaser shall not mix, commingle, adulterate, or otherwise change the composition of any of the Products purchased hereunder under the Proprietary Marks and resold by Purchaser.  Purchaser shall ensure through its contracts with its Dealer-Customers that the Dealer-Customers shall not mix, commingle, adulterate, or otherwise change the composition of any of the Products purchased under the Proprietary Marks and resold by such Dealer-Customers.

(e)Purchaser hereby grants the right, and agrees to cause each Dealer-Customer to grant the right, to both Seller and the applicable Supplier, to enter the Purchaser's place of business and the Stations, as applicable, and to examine at any time, and from time to time, the contents of tanks or containers in which any Products purchased hereunder are stored and to take samples therefrom and, if in the opinion of Seller or the Supplier, any samples thus taken are not the Products and in the condition in which delivered by Seller or the Supplier to Purchaser, then Seller may at its option terminate this Agreement.  If there shall be posted, mounted, or otherwise displayed on or in connection with the Stations any sign, poster, placard, plate, device or form of advertising matter whether or not received from Seller, consisting in whole or in part of the Proprietary Marks or any other trade name, trademark, brand name, label, insignia, symbol or imprint owned, controlled or used by the Supplier in its business, Purchaser agrees that through its contracts with the Dealer-Customers, it will ensure that the Dealer-Customers at all times display at their respective Stations the same properly and discontinue the posting, mounting or display of same immediately upon Purchaser's ceasing to sell the Supplier's branded motor fuels (or other branded products of Seller) or in any event upon demand by Seller.  Purchaser further agrees to take no action, or otherwise do anything or fail to do anything, that will diminish, reduce, injure, dilute, or otherwise damage the value of the Proprietary Marks or other trademarks or identifications of any Supplier or to allow the Dealer-Customers to take any action, that will diminish or dilute the value of such Proprietary Marks.  Purchaser shall cause those Dealer-Customers marketing branded motor fuel purchased hereunder at the Stations to agree in writing to take no action, or otherwise do anything or fail to do anything, that will diminish, reduce, injure, dilute, or otherwise damage the value of the Proprietary Marks or other trademarks or identifications of any Supplier.

(f)While using the Proprietary Marks at the Stations, Purchaser shall conduct, and cause Dealer-Customers to conduct, only such businesses or activities at the Stations that are customary for the operation of a convenience store with retail fuel operations, unless otherwise approved in writing by Seller.  Neither Purchaser nor Dealer-Customers shall use the Proprietary Marks as part of Purchaser's corporate name or other name.

(g)Purchaser understands that each Supplier may require retail service station dealers operating under the Proprietary Marks and their employees to attend and complete Supplier conducted or sponsored training programs from time to time.  Purchaser shall cause its employees, and its Dealer-Customers and their employees, to attend and complete such training as may be required by each applicable Supplier.  Seller shall be under no obligation to bear any costs or expenses associated with the attendance of Purchaser, Purchaser's employees, Dealer-Customers, or the employees of Dealer-Customers at such training.

(h)Purchaser shall participate in, and cause Purchaser's Dealer-Customers to participate in, each Supplier's image evaluation program, "mystery" or shop audit program, or any other similar program, conducted or sponsored by such Supplier.  Purchaser shall be fully responsible to Supplier for any penalties, loss or shortfall of incentives, costs (including costs incurred in connection with any de-branding of a Station) or other losses incurred as a result of any sub-standard performance or failure to comply with any such program.  Purchaser shall promptly take corrective action, and cause its Dealer-Customers to take corrective action, as required by each Supplier to bring the Stations into compliance with the Supplier's Image and Operations Guidelines. Purchaser understands and agrees that Purchaser's failure to comply, or the failure of any Dealer-Customer to comply, with the foregoing terms is deemed to be a material breach of this Agreement.

(i)At no time may Purchaser use, or permit its Dealer-Customers to use, any trademarks, trade dress, logo types, or names confusingly similar to the Proprietary Marks.

14.Program Funds, Incentives, Rebates, Etc.

(a)The parties acknowledge that, from time to time, the Suppliers may make available to Seller or Purchaser various incentive programs, rebates, image investments, training, promotional programs, co-op funds and the like (collectively, "Incentives"), with respect to the Stations.  Seller shall pass along to Purchaser all Incentives received by Seller with respect to the Stations, subject to the terms and conditions of this Section 14.

(b)Purchaser acknowledges that certain Incentives (such as image funds) may be required to be amortized over a period of time in accordance with the applicable Supplier’s standard amortization program for such Incentives and, as a condition to Purchaser's receipt of such Incentives, Seller and/or Purchaser may be required to execute one or more written agreements regarding their obligations in connection with such Incentives including, for example and without limitation, an incentive agreement, amortization agreement or promissory note.  Purchaser agrees to comply with the terms and conditions of any such written agreement and, if this Agreement is terminated or not renewed for any reason, Purchaser shall be solely responsible for (and agrees to pay Seller upon demand for) the amount of any then unforgiven (unamortized)

or unpaid portion of Purchaser's obligations for such Incentives at the effective date of such termination.

15.Customer Service Standards.

While the Stations are using any Proprietary Marks hereunder, Purchaser agrees to, and shall cause each of its Dealer-Customers at the applicable Station to agree in writing to:  (a) render appropriate, prompt, efficient, courteous service at the Station to the customers of the Station for such Products; (b) respond expeditiously to all complaints of such customers, making fair adjustment when appropriate, and otherwise conduct its business at the Station in a fair and ethical manner and maintain the facilities, all in a manner which will foster customer acceptance of and desire for the Products sold by Seller to Purchaser; (c) provide sufficiently qualified and neatly dressed attendants, uniformed as appropriate to render first‑class service to customers at the Stations; (d) maintain the rest rooms clean, orderly, sanitary and adequately furnished with rest room supplies; (e) not employ or permit any illegal, unethical, coercive, deceptive or unfair practices in the operation of the Stations; (f) assist in maintaining a high level of customer acceptance of Supplier's Proprietary Marks by keeping the Station open for dispensing of Products associated with such Proprietary Marks during such hours each day and days each week as may be specified by Seller or Supplier; (g) keep the Station free of debris, trash, and fire hazards; (h) not illegally store or illegally sell illegal or prescription drugs or permit the same to be used or consumed at the Station; (i) not display, use, store, offer for sale, or rent any item of a pornographic nature at the Station (such items shall include, without limitation, pornographic, sexually explicit, or so-called "adult": magazines, videotapes, compact disks, digital video disks, or other like items); (j) prohibit the illegal sale or illegal storage of intoxicating beverages at the Station; (k) offer three (3) grades of gasoline products branded under the Proprietary Marks for sale to the public in an amount adequate to meet the needs of the Station's customers; and (l) to the extent permitted by applicable law, ensure that all employees at the Stations are able to understand and speak in the English language with sufficient fluency to communicate effectively with customers and emergency response personnel.

16.Inspection of Stations and Records.

Seller and/or the Suppliers shall have the right to inspect Purchaser's operation of its business and the operation of the motor fuel dispensing business at each of the Stations, to verify that Purchaser, Dealer-Customers, and the Stations are in compliance with all (a) contractual obligations contained in this Agreement and the contracts entered between Purchaser and the Dealer-Customers, including but not limited to the use of the Proprietary Marks, and (b) federal, state and local laws and regulations pertaining to the environmental protection and trademark use.  In order that Seller and/or the Suppliers may exercise the foregoing rights, Purchaser shall permit Seller and/or the Suppliers to enter its place of business for purposes of conducting an inspection and audit.  Purchaser shall, upon reasonable notice and at any reasonable time, cause any contract between Purchaser and its Dealer-Customers who operate Stations to include a provision allowing Seller and/or the applicable Supplier to enter the Station for purposes of conducting an inspection and audit permitted under this Section.  As part of any inspection and audit, Seller and/or the Supplier shall be allowed to review all records including, but not limited to, all records of deliveries, sales and inventory reconciliation.  Seller and/or the applicable Supplier may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of each Station.

17.Dealer-Customer/Station Obligations.

Purchaser understands and agrees that all Dealer-Customers and all Stations at which the Products are marketed are required to comply with the applicable Supplier's image, appearance, marketing and other operating guidelines and standards and with other requirements contained in this Agreement.  Purchaser shall cause each Dealer-Customer selling Products under the Proprietary Marks to be contractually bound, in writing, to comply with all such Supplier guidelines and standards, and all such other requirements contained herein.

18.Environmental Compliance.

Purchaser recognizes that it, and its Dealer-Customers, are handling hazardous substances.  Purchaser agrees that, in receiving, storing, handling, offering for sale, selling, delivering for use, exchanging in trade or using itself Products purchased from Seller, Purchaser shall, in all respects exercise, and obligate its Dealer-Customers in writing to exercise, the strictest care required by law.  Purchaser shall comply, and cause its Dealer-Customers to comply, with any and all applicable federal, state and local laws, ordinances, as exist now or hereinafter come into force, including, but not limited to, those governing (a) dispensing equipment, (b) pollution, (c) the maximum sulfur content of fuel, (d) the maximum reid vapor pressure of motor fuel, (e) the oxygen content of motor fuel, (f) the dying requirements for diesel fuel, (g) the maximum lead content of motor fuel, (h) the labeling of pump stands and dispensers of motor fuel, (i) the use and labeling of product containers, (j) the use, maintenance and labeling of product storage tanks, (k) the prevention of spills, leaks, venting or other improper escape from product containers or storage tanks, (l) performing inspections of underground storage tanks, connections, pumps, and associated equipment, (m) preparing and maintaining accurate records required by law, including, without limitation records of  inspections, product measurements, and reconciliations, (n) underground storage tank financial responsibility requirements; and (o) the method of cleanup or disposal of product which has leaked, spilled, vented or otherwise improperly escaped from containers or storage tanks.  PURCHASER WILL DEFEND, INDEMNIFY AND HOLD SELLER, ITS SUCCESSORS AND ASSIGNS, HARMLESS AGAINST ALL LOSSES, CLAIMS, CAUSES OF ACTION, PENALTIES, FINES, LIABILITIES, ATTORNEYS' FEES AND INTEREST ARISING OUT OF ANY FAILURE OF COMPLIANCE WITH THE PROVISIONS OF THIS SECTION, and such failure shall entitle Seller to terminate this Agreement and any mutual contract with Purchaser immediately as it applies to the Products affected by such failure or other products which require the same standard of care.

19.Termination.

(a)This Agreement shall automatically terminate upon expiration of the Term stated in Section 2 hereof.

(b)This Agreement may be terminated by Seller:(i) if Purchaser makes any material false or misleading statement or representation to Seller; (ii) if Purchaser becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Purchaser's creditors, or if a receiver is appointed for Purchaser; (iii) if Purchaser fails to pay in a timely manner any sums when due hereunder; (iv) if Purchaser defaults in any of its obligations under this Agreement and such default continues for ten (10) business days after Seller's delivery of written notice of default to Purchaser; (v) under the circumstances described in causes for termination by Seller contained elsewhere in this Agreement; (vi) if Purchaser engages in fraud or criminal misconduct relevant to the operation of the business of the Purchaser; (vii) if Purchaser is convicted of a felony or of a misdemeanor involving fraud, moral turpitude or commercial dishonesty, whether or not the crime arose from the operation of the business of the Purchaser; (viii) if Purchaser fails to assure compliance with any Supplier's image and other applicable standards or requirements Agreement and such default continues for ten (10) business days after Seller's delivery of written notice of default to Purchaser; or (ix) any other grounds under which termination of a franchise is permitted under the Petroleum Marketing Practices Act (P.L. 95‑297).

(c)This Agreement may be terminated by Purchaser:  (i) if Seller makes any material false or misleading statement or representation to Purchaser; (ii) if Seller becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Seller's creditors, or if a receiver is appointed for Seller; (iii) if Seller defaults in any of its obligations under this Agreement and such default continues for ten (10) business days after Purchaser's delivery of written notice of default to Seller; or (iv) under the circumstances described in causes for termination by Purchaser contained elsewhere in this Agreement.

(d)Upon loss of Seller's right to grant any of the Proprietary Marks, Seller or Purchaser may terminate this Agreement with respect to the applicable Stations selling Products under those Proprietary Marks. Neither party will be liable for the consequences of such loss unless they result from an act by such party taken in bad faith for the purpose of causing the loss of Seller's right to grant the right to use the trademark.

(e)Termination of this Agreement by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

20.Sale or Assignment.

(a)This Agreement is personal to Purchaser and Seller.  Neither party may sell or assign its rights under this Agreement, whether directly or indirectly, by operation of law or otherwise, without first receiving consent of other party in writing, which may be granted or withheld by such other party in its sole discretion; provided, that either party may assign this Agreement to any of its direct or indirect wholly owned subsidiaries upon prior written notice to other party, and, in the event of any such assignment, the assigning party shall nevertheless remain fully responsible to other party for all obligations of the assigning party hereunder.  Any purported assignment in violation of this Section 20 shall be void and of no force and effect.

(b)Without limitation of the foregoing, any direct or indirect change in control (a "Change in Control") of Purchaser including, without limitation, the sale, conveyance, alienation, transfer or other change of interest in, or title to, or beneficial ownership of, any voting stock, membership interest, or partnership interest, of or in the Purchaser, whether voluntarily, involuntarily, by operation of law, merger or otherwise, shall be construed as an assignment or transfer of Purchaser's rights under this Agreement.  A Change in Control shall be deemed to occur whenever a party gains the ability to influence the business and affairs of Purchaser or any of its direct or indirect parent companies, including CrossAmerica.  A party who owns, or otherwise possesses, directly or indirectly, fifty percent (50%) or more of the stock, membership interest, partnership interest or beneficial interest of Purchaser, any direct or indirect parent of Purchaser that is a subsidiary controlled by CrossAmerica or the general partner of CrossAmerica, or the general partner of CrossAmerica, shall be deemed to have such ability.  Thus, by way of example only, the following, without limitation, would constitute a Change in Control resulting in an assignment or transfer of Purchaser's rights under subsection (a) above: the transfer of 50% or more of the stock of, or membership, partnership, or beneficial interest in, Purchaser, or the general partner interests in CrossAmerica, or in the general partner of CrossAmerica.  Seller may in its sole discretion elect to terminate this Agreement at any time upon or after any Change in Control unless Seller agrees otherwise in writing at the time it consents to such assignment.

(c)No assignment or transfer shall affect the continuing primary liability of the assigning party (which liability, following assignment or transfer shall be joint and several with the assignee).  No consent to any of the foregoing shall operate as a waiver in any subsequent instance.

(d)This Agreement shall be binding upon the successors and permitted assigns of the respective parties hereto.

21.Express Warranties.

Seller warrants that the Products supplied hereunder will conform to the promises and affirmations of fact made in Seller's current technical literature and printed advertisements, if any, related specifically to such Products; that it will convey good title to the Products supplied hereunder, free of all liens, and that the Products supplied hereunder meet such specifications as have been expressly made a part of this Agreement.  THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED.  THE WARRANTY OF MERCHANTABILITY, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, IN OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

22.Liability; Indemnification.

(a)Neither Seller nor any Supplier shall be liable to Purchaser, any Dealer-Customer or any other person for any damage to or loss of property, or for injury to or death of persons, or for the violation by Purchaser or, any Dealer-Customer , of any governmental statute, law, regulation, rule, or ordinance, arising from the operation or activities of Purchaser, or any Dealer-Customer pursuant to this Agreement.  Purchaser shall indemnify, protect, defend, and save Seller and each Supplier harmless from and against any and all losses, claims, liabilities, environmental cleanup costs, fines, penalties, suits and actions, judgments and costs, including attorneys' fees and the costs of litigation (collectively “Loss”), which shall arise from, or grow out of, any injury to or death of persons, or damage to or loss of property, or violation by Purchaser, or any Dealer-Customer of any governmental statute, law, regulation, rule, or ordinance, directly or indirectly resulting from, or in any way connected with (a) Purchaser's performance of this Agreement, (b) any Dealer-Customer of any contract with Purchaser for the supply of motor fuel at the Dealer-Customer's Station, (c) the operations of Purchaser or any Dealer-Customer, or activities of any other person, at the respective Stations, or (d) the condition of any Station or of the adjoining streets, sidewalks or ways, irrespective of whether such injury, death, damage or loss is sustained by Purchaser, any Dealer-Customer or any other person which may seek to hold Seller or any Supplier liable provided, however, Purchaser shall hold no indemnity obligation hereunder for Loss if such Loss results from Seller’s or Supplier’s gross negligence or intentional misconduct.  The existence or non-existence of any insurance required under this Agreement will not limit Purchaser's indemnity or other obligations under this Agreement.  This indemnity shall survive the termination or nonrenewal of this Agreement.

(b)In no event shall any party be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any losses based on any type of multiple of EBITDA, except in the case of fraud.

23.Purchaser's Insurance Requirements.

Purchaser shall maintain insurance, and cause each Dealer-Customer to maintain insurance, from a reputable insurance carrier authorized to do business in the states in which Purchaser does business and in which Stations are located, as applicable, of the types and not less than the coverage amounts that Seller may require from time to time. All such insurance will name Seller as an additional insured and will be primary as to any other existing, valid and collectible insurance.  If Seller so requires, Purchaser and each Dealer-Customer shall furnish Seller with certificates of such insurance that provide that coverage will not be canceled or materially changed prior to 30 days' advance written notice to Seller. The insurance required hereunder in no way limits or restricts Purchaser's obligations under the law or this Agreement as to indemnification of Seller.  Further, the insurance to be carried shall in no way be limited by any limitation placed upon the indemnity therein given as a matter of law.

24.Confidential Information.

(a)Purchaser acknowledges that Seller and/or Supplier may be disclosing and transmitting to it certain confidential and proprietary information of Seller and/or Supplier, including without limitation guidelines, manuals, methods, policies, procedures, programs, software, firmware, specifications, standards (both operational and visual), strategies, and other related information ("Confidential Information") in connection with Purchaser's operation of any Station. Such Confidential Information may be in written, oral or electronic (that is, transmitted or stored via Supplier or Seller's web site, or via email, IM, CD, DVD, or other similar electronic means) form. Except where otherwise required by law, Purchaser shall:  (i) treat and maintain Confidential Information as confidential;  (ii) use Confidential Information only for the operation of the Stations under this Agreement; and (iii) restrict disclosure of Confidential Information only to Purchaser and its officers, directors, employees, contractors or agents who are directly connected with the performance of work and require knowledge of the Confidential Information.

(b)Purchaser may not use, or cause or permit to be used by, or disclose to, or cause or permit to be disclosed to, third parties any Confidential Information for purposes other than operating the Stations under this Agreement.

(c)Purchaser acknowledges that any failure to comply with the requirements of this Section 24 will cause Seller or Supplier irreparable injury.  The provisions of this Section 24 will survive the termination or expiration of this Agreement and apply to all Confidential Information disclosed or transmitted to Purchaser, whether prior to, during or after the expiration, termination, or nonrenewal of this Agreement.

(d)Prior to the disclosure of any Confidential Information to its Dealer-Customers, and as a condition precedent thereto, Purchaser shall cause each Dealer-Customer to agree in writing to comply with terms and conditions substantially similar to those contained in this Section.

25.Non-Exclusive Territory.

Nothing in this Agreement grants Purchaser or any Dealer-Customer an exclusive territory to market or resell any petroleum products purchased from Seller hereunder.  Seller reserves the right to market or sell, and authorize others to market or sell, petroleum products in any manner Seller chooses, including through its own retail outlets or through designated wholesalers or other retailers.

26.No Third Party Beneficiaries.

This Agreement is personal to Purchaser and is intended for the sole use and benefit of Seller and Purchaser.  Nothing contained herein shall be deemed, interpreted, or construed to create, or express any intent to create, third party beneficiary rights in favor of any person or entity, except for any indemnified party (or other person entitled to be indemnified pursuant to this Agreement), and Seller and Purchaser specifically state and agree that no such intent exists.

27.Entire Agreement.

This Agreement cancels and supersedes all prior written and unwritten agreements, attachments, schedules, appendices, amendments, promises, and understandings between the parties pertaining to the matters covered under this Agreement and is a final, complete and exclusive statement of the agreement between Seller and Purchaser.  THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT.  EXECUTION OF THIS AGREEMENT BY PURCHASER IS AN ACKNOWLEDGEMENT THAT NO REPRESENTATIONS NOT SET FORTH IN WRITING HEREIN HAVE BEEN MADE OR RELIED UPON BY PURCHASER.

28.Nature of Agreement; Etc.

(a)In consideration of the granting and execution of this Agreement, it is understood and agreed that there shall be no contractual obligation to extend or renew the period or terms of this Agreement in any way, and the parties agree that this Agreement shall not be considered or deemed to be any form of "joint venture" or "partnership".

(b)Both parties expressly agree that it is the intention of neither party to violate statutory or common law and that if any section, sentence, paragraph, clause or combination of same in this Agreement is in violation of any law, such sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto.

(c)The parties to this Agreement have discussed the provisions herein and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder, and that any breach of a provision by either party hereto or a failure to carry out said provisions in good faith shall conclusively be deemed to be substantial.

(d)This Agreement shall be deemed to have been drafted by all parties hereto and, in the event of dispute, each party waives the defense of contra proferentum.

29.Equitable Remedies/Attorneys' Fees.

(a)Each party agrees that money damages may not be a sufficient remedy for the breach of this Agreement and that, therefore, in addition to all remedies available at law, each party shall be entitled to specific performance, injunctive relief, declaratory judgment and/or other equitable remedies, as appropriate.  Each party agrees to waive any requirement for the posting of bond in conjunction with such other party's effort to seek equitable remedies.

(b)It is hereby agreed to and understood by the parties to this Agreement that the prevailing party in a proceeding for either party to secure or protect its rights under this Agreement or to enforce the terms thereof shall be entitled to recover from the other party all reasonable attorneys' fees and other legal costs incurred by such party to secure or protect its rights under this Agreement or to enforce the terms thereof, whether at law or in equity.  The prevailing party in a proceeding for either party to enforce any termination of this Agreement shall also be entitled to reimbursement by the other party for all reasonable attorney's fees and litigation expenses incurred to enforce any termination of this Agreement.

(c)A party's termination of this Agreement shall not prejudice such party's right to seek monetary damages or equitable relief against the other party.  All powers and remedies available at law and in equity, including the right to terminate this Agreement under the PMPA, shall be cumulative and not exclusive of any other powers and remedies available by virtue of this Agreement, and no delay or omission of such termination party in exercising any right or power accruing upon any breach of, or default under any provision of this Agreement shall impair any other or subsequent breach or impair any rights or remedies consequent thereto.  No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition.

30.PMPA Summary of Rights.

Purchaser hereby acknowledges receipt of a copy of the Summary of Rights under the Petroleum Marketing Practices Act (the "PMPA"), prepared pursuant to PMPA Section 104(d), 15 U.S.C. §2804(d).

31.Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the next business day if delivered by overnight courier, on the fifth Business Day after being mailed by registered or certified mail (postage prepaid, return receipt requested), in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section):

(a)If to Purchaser, to:

Lehigh Gas Wholesale LLC

600 Hamilton Street, Suite 500

Allentown, Pennsylvania 18101

Attention:  Gerardo Valencia

email:  Gerardo.Valencia@CircleK.com

(b)If to Seller, to:

Circle K Stores Inc.

1130 W. Warner Rd.

Tempe, Arizona 85284

Attention:  T. Alex Miller

email: TMiller3@CircleK.com

No provision of this Agreement, including this Section, shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including such arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

32.Modification or Amendment.

Seller and Purchaser may modify, waive or amend any material term of this Agreement only by a written instrument duly executed and delivered by each party after receiving the prior written consent of the Conflicts Committee (the "Conflicts Committee") of the board of directors of Purchaser’s general partner, (which written consent may be waived in the Conflicts Committee's discretion); provided, that amendments made pursuant to the third sentence of Section 2(b) hereof to add Commodity Schedules for the Stations acquired by Purchaser at each Closing, in form and substance consistent in all material respects with the form of Commodity Schedule set forth on Exhibit A hereto, shall not require approval of the Conflicts Committee.  Any consent, approval, decision or waiver that is required to be given or made, or that may be given or made, by Purchaser with respect to the transactions contemplated hereby that could reasonably be expected to have a material adverse effect on Purchaser shall first be referred to the Conflicts Committee for consideration, and the Conflicts Committee shall be permitted no less than fifteen business days to make a recommendation with respect to the consent, approval, decision or waiver.

33.Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of laws principles thereof.

34.Counterparts.

This Agreement may be executed in the original or by telecopy or electronic transmission of a .pdf file containing an executed signature page, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

35.Waiver of Jury Trial.

To the fullest extent permitted by applicable law, each party hereto hereby irrevocably waives any right to have a jury participate in resolving any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.

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SIGNATURES  APPEAR  ON  FOLLOWING  PAGE]

IN WITNESS WHEREOF, this Sub-Jobber Agreement has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date first written above.

CIRCLE K STORES INC.

By ___/s/ Aaron Brooks_________________

      Aaron Brooks

      Assistant Secretary

LEHIGH GAS WHOLESALE LLC

By __/s/ Michael W. Federer_____________

      Michael W. Federer

      Senior Director Legal and Corporate Secretary

EXHIBIT A

COMMODITY SCHEDULE (SUB-JOBBER)

SELLER:Circle K Stores Inc.

PURCHASER:Lehigh Gas Wholesale LLC or its affiliate

STATION:Site No. ______ADDRESS: ________________________________

DELIVERY POINT:__________________________________________

SUPPLIER:__________________________________________

PRODUCTS:All grades of gasoline, diesel and all other motor fuels

This Commodity Schedule is attached to, and made a part of, a certain Sub-Jobber Agreement, dated as of May 21, 2019 (as amended from time to time, the "Agreement"), between Circle K Stores Inc. and Lehigh Gas Wholesale LLC.  Capitalized terms used and not otherwise defined in this Commodity Schedule have the same meanings used in the Agreement.

1.Quantity.  Except as otherwise provided in the Agreement, the quantity of Products covered by this Commodity Schedule shall be all of Purchaser's requirements at the above Station.  Purchaser shall not be required to purchase any minimum or maximum quantity of Products.

2.Price.  Seller’s price per gallon to be paid by Purchaser shall be as follows:

Branded Product:  The Supplier's posted branded rack price per gallon of the applicable Product at the applicable delivery point that is in effect at the time loading commences, plus all applicable taxes and all fees, plus State loading and environmental fees, if any, plus or minus the applicable margin set forth below:

Regular:____ cents per gallon ($0.____ CPG)

Midgrade:____ cents per gallon ($0.____ CPG)

Premium:____ cents per gallon ($0.____ CPG)

Diesel:____ cents per gallon ($0.____ CPG)

Unbranded Product:  OPIS Average unbranded rack price per gallon of the applicable Product at the applicable delivery point that is in effect at the time loading commences, plus all applicable taxes and all fees, plus State loading and environmental fees, if any, plus or minus the applicable margin set forth below:

Regular:____ cents per gallon ($0.____ CPG)

Midgrade:____ cents per gallon ($0.____ CPG)

Premium:____ cents per gallon ($0.____ CPG)

Diesel:____ cents per gallon ($0.____ CPG)

All prices are based upon the delivery of a full transport truckload of Product.  All prices are subject to the provisions of applicable law.

IN WITNESS WHEREOF, this Commodity Schedule has been duly executed and delivered by the duly authorized officers of each of the parties hereto as of the date set forth below.

Dated as of __________________

CIRCLE K STORES INC.

By _________________________________

      Name:

      Title:

LEHIGH GAS WHOLESALE LLC

By _________________________________

      Name:

      Title: